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                                                                      EXHIBIT 23



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our reports, dated August 26, 2002, accompanying the consolidated financial statements and schedules included in the Annual Report of Ace Cash Express, Inc. and Subsidiaries on Form 10-K for the year ended June 30, 2002. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Ace Cash Express, Inc. and Subsidiaries on Forms S-8 (File No. 33-55898) filed on December 17, 1992, (File No. 333-2640) filed on March 15, 1996, (File No. 333-62571) filed on August 31, 1998, (File No. 333-44832) filed on August 30, 2000 and (File No. 333-83460) filed on February 27, 2002.

GRANT THORTHON LLP

Dallas, Texas
August 26, 2002